Exhibit 11.1

GAUZY LTD.

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) sets forth the policy for directors, officers, employees, consultants and contractors of Gauzy Ltd. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

Applicability of Policy

This Policy applies to all transactions in the Company’s Securities, including ordinary shares, preferred shares, restricted shares or units, options and warrants for ordinary shares, bonds and any other securities the Company may issue from time to time, such as convertible debentures and other derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options (the “Company’s Securities”). It applies to all directors, officers, employees, consultants and contractors of the Company as well as members of their immediate families, members of their households and corporations under their control (collectively, “Insiders”). Directors, officers, employees, consultants and contractors of the Company are responsible for ensuring that members of their immediate families and members of their households comply with this Policy. This Policy also applies to any person who receives Material Non-Public Information (as defined below) from any Insider.

General Policy

It is against Company policy for any Insider to make an unauthorized disclosure of any nonpublic information acquired in the work-place or as a result of their position with the Company. It is also against Company policy for any Insider to misuse Material Nonpublic Information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information to the public immediately upon its release. As a director, officer, employee, consultant or contractor of the Company, you may not, therefore, disclose information to anyone outside the Company, including family members and friends. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Specific Policies

1.	Trading on Material Nonpublic Information

No Insider shall engage in any transaction involving a purchase or sale of the Company’s Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the commencement of trading on the next Trading day following two full Trading days following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq stock market is open for trading.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

2.	Short Sales

No Insider shall engage in a short sale of the Company’s Securities. A short sale is in general a sale of securities not owned by the seller. Transactions in certain put and call options for the Company’s Securities may in some instances constitute a short sale. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.

3.	Publicly Traded Options

A transaction in publicly-traded options to purchase or sell the Company’s Securities is, in effect, a bet on the short-term movement of the Company’s Securities and therefore may create the appearance that the director, officer, employee, consultant or contractor of the Company is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by any Insider are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”.

4.	Standing Orders

Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), discussed below, may be excepted from this prohibition against standing orders.

5.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Insider to continue to own the securities, but without the full risks and rewards of ownership. When that occurs, Insider may no longer have the same objectives as the Company’s other shareholders. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Chief Financial Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. The Chief Financial Officer may decline any request in his or her sole discretion.

6.	Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders should exercise caution in holding the Company’s Securities in a margin account or pledging the Company’s Securities as collateral for a loan. In addition, certain directors and executive officers may be required to publicly disclose the amount of the Company’s Securities pledged as collateral for a loan.

7.	Short-Term Trading

Short-term trading of the Company’s Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, if you purchase or sell Company Securities, you may not conduct an opposite way transaction in any Company Securities of the same class for at least six (6) months after the purchase or sale, unless you first pre-clear the proposed transaction with the Chief Financial Officer.

8.	Tipping

No Insider shall disclose (commonly known as a “tip”) Material Nonpublic Information to any other person (including family members) where such information may be used, or there is a reasonable basis to believe that such information may be used, by such person to his or her profit by trading (buying or selling) in the securities of companies to which such information relates, nor shall such person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s Securities.

9.	Advice Concerning Trading

No Insider may give trading advice of any kind about the Company or the Company’s Securities to anyone while possessing Material Nonpublic Information about the Company. An Insider should always advise others, preferably in writing or electronically, not to trade in the Company’s Securities if doing so might violate the law or this policy. The Company strongly discourages any Insider from giving trading advice concerning the Company’s Securities or the Company to third parties even when such persons do not possess Material Nonpublic Information about the Company or the Company’s Securities.

10.	Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry for information from outside the Company, such as from a journalist, stock analyst or investor, the inquiry should be referred to the Company’s Chief Executive Officer or any designee of the Chief Executive Officer who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

11.	Post-Termination Transactions

The Policy continues to apply to your transactions in the Company’s Securities even after you have terminated employment or cease to serve as an officer, director, consultant or contractor. If you are in possession of Material Nonpublic Information when your employment or other service to the Company terminates or ceases, you may not trade in the Company’s Securities until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.	Liability for Insider Trading

Pursuant to federal and state securities laws, any person violating U.S. insider trading laws may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in the Company’s Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

Liability for Tipping

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s Securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In recent years, criminal prosecution of insiders has become much more common, particularly when such persons were aware of their obligations under the securities laws and elected to ignore those obligations in acting on, or in tipping others concerning, Material Nonpublic Information.

2.	Liability of Control Persons

If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to the following penalties:

(a) A civil penalty of up to $1,425,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

(b) A criminal penalty of up to $5,000,000 and up to 20 years in jail for individuals and/or a fine of $25,000,000 for the Company.

3.	Possible Disciplinary Actions

Insiders who violate this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements

1.	Black-Out Periods and Trading Window

a.	Financial Black-Out Period. The period beginning at the close of market on the 14th day of the last month of a fiscal quarter and ending at the commencement of trading on the next Trading Day following two full Trading Days after the date of public disclosure of the financial results for that fiscal quarter is a particularly sensitive period of time for transactions in the Company’s Securities from the perspective of compliance with applicable securities laws. This sensitivity arises because directors, officers and certain employees involved in the preparation of the financial results will often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “financial black-out” period. Accordingly, all officers, directors and employees are prohibited from trading during such period.

b.	Reserved.

c.	Special Black-Out Periods. In addition, from time to time Material Nonpublic Information regarding the Company may be pending or there may be material developments known to the Company and not yet disclosed to the public. The Company may impose a special “black-out” period on all directors and officers (and those other Insiders identified by the Company from time to time and who have been notified that they have been so identified) prohibiting them from trading in the Company’s Securities during a special black-out period and such persons should not disclose to others the fact of such suspension of trading.

d.	Mandatory Trading Window Related to Financial Information. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting transactions involving the purchase or sale of the Company’s Securities other than during the period (the “Trading Window”) commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 14th day prior to the end of the third calendar month of the next fiscal quarter. During the Trading Window, if the Company is in a special black-out period, the Company requires that all directors and officers and those certain identified Insiders refrain from conducting transactions involving the purchase or sale of the Company’s Securities even though the Trading Window may otherwise be open. The prohibition against trading during the financial black-out period and special black-out period encompasses the fulfillment of “limit orders” by any broker for an Insider and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

It should be noted, however, that even during a Trading Window, any person possessing Material Nonpublic Information concerning the Company, whether or not subject to the financial or special black-out periods, should not engage in any transactions in the Company’s Securities (except for transactions specifically described in the “Certain Exceptions” section below) until such information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s Securities during the Trading Window is not a “safe harbor,” and all Insiders should use good judgment at all times and pre-clear all trades in accordance with the following paragraph.

2.	Pre-Clearance of Trades

All Insiders must refrain from trading in the Company’s Securities without first complying with the Company’s “pre-clearance” process, even if the trade would take place in a Trading Window. Each Insider must contact the Chief Financial Officer prior to commencing any trade in the Company’s Securities. The Chief Financial Officer will consult as necessary with senior management of the Company before clearing any proposed trade.

3.	Individual Responsibility

Every Insider has the individual responsibility to comply with this Policy. He or she may, from time to time, have to forego a proposed transaction in the Company’s Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though he or she believes he or she may suffer an economic loss or forego anticipated profit by waiting.

As part of your individual responsibility, you should take every practicable step to preserve the confidentiality of information. For example:

(a)	Do not discuss material information in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard;

(b)	Do not gossip about confidential information;

(c)	Do not read confidential documents in public places or discard them where they can be retrieved by others;

(d)	Do not carry confidential documents in elevators, hallways, etc. in an exposed manner;

(e)	Beware of the carrying quality of conversations conducted on speaker telephones in offices, and the potential for eavesdropping on conversations conducted on car or airplane telephones, on marine radios, etc.;

(f)	Do not leave confidential documents in unattended conference rooms; do not leave confidential documents behind when the conference is over;

(g)	Cover confidential documents on your desk before you leave your room; do not leave confidential papers lying where visitors can see them;

(h)	Be careful when giving out the whereabouts of personnel not in the office or revealing the presence of specific visitors to the office. The mere fact of a meeting or the destination of a trip may reveal something confidential; and

(i)	Under no circumstances are employees to provide confidential Company documents or other information to third parties, without express consent of the supervisor. This includes, but is not limited to, any confidential Company documents or information relating to customers, competitors or suppliers of the Company.

(j)	Obviously, a list such as this can only be suggestive. It is the responsibility of each employee to take whatever practicable steps are appropriate to preserve the confidentiality of information.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies with which the Company conducts business, including proposed business combinations (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All Insiders should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company. Similarly, you must not discuss Material Nonpublic Information relating to the Company’s Business Partners in an internet “chat room” or similar internet-based forum.

Definition of “Material Nonpublic Information”

It is not possible to define all categories of Material Nonpublic Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important (within the total mix of information) to an investor in making an investment decision regarding the purchase or sale of the Company’s Securities. Either positive or negative information may be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

(a)	financial results;

(b)	news of development milestones;

(c)	significant communications to or from regulatory agencies, or other significant regulatory developments;

(d)	significant developments related to intellectual property;

(e)	significant developments related to collaboration relationships;

(f)	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(g)	impending bankruptcy or financial liquidity problems;

(h)	share splits;

(i)	new equity or debt offerings;

(j)	positive or negative developments in outstanding litigation;

(k)	significant litigation exposure due to actual or threatened litigation; and

(1)	changes in senior management, the Company’s auditors or the board of directors.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

Certain Exceptions

1.	Share Option Exercises

The Company’s Policy does not apply to the exercise of an Insider share option if the shares acquired upon exercise are held rather than sold, or to the exercise of a tax withholding right pursuant to the option holder elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.	Restricted Share Awards

This Policy does not apply to the vesting of restricted shares, or the forfeiture of shares to pay for taxes incident to such vesting.

3.	Gifts

Bona fide gifts of the Company’s Securities generally may be exempt from this Policy. However, all such gifts by Insiders must be pre-cleared by the Chief Financial Officer if a Black-Out Period is in effect at the time of the gift. The Chief Financial Officer may prohibit any gift that is subject to pre-clearance in his or her sole discretion.

4.	Blind Trusts and Pre-Arranged Trading Programs

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for a transaction done pursuant to “blind trusts” (trusts in which investment control has been delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the Insider was not aware of Material Nonpublic Information, even though the transaction in question may occur at a time when such person is aware of Material Nonpublic Information.

The Company may, in appropriate circumstances, permit Insiders to enter into a blind trust or a trading program that complies with Rule 10b5-1, in which case, unless otherwise determined as provided below, the pre-clearance procedures or the Black-Out Periods of this Policy shall not apply to transactions executed pursuant to such blind trust or trading program. All blind trusts and trading programs, must be pre-cleared with the Chief Financial Officer. With respect to arrangements that result or may result in transactions taking place during Black-Out Periods, the Chief Financial Officer will review such arrangements in light of guidelines that it from time to time establishes, with input, if appropriate, from the Board of Directors and Company legal counsel. The Company reserves the right to bar any transactions in the Company’s Securities, including transactions pursuant to arrangements previously approved, if the Chief Financial Officer determines that such a bar is in the best interests of the Company. In addition, the Company does not permit any trades in such a blind trust or a Rule 10b5-1 trading program to consist of any hedging transactions (as described above).

Additional Guidance and Information – Directors and Officers

Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act, to the extent applicable. The practical effect of these provisions is that officers, directors and such other persons who purchase and sell the Company’s Securities within a six- month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company’s Securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. All executive officers and directors of the Company and such other identified persons must confer with the Chief Financial Officer before effecting any such transaction. The Company does not permit short-swing and short sale transactions by executive officers or directors.

Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities (e.g. under lock-up agreements), short-swing trading by Section 16 parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any person who is uncertain whether other prohibitions or restrictions apply should ask the Chief Financial Officer.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Insider.

Certifications

All directors, officers, employees, consultants and contractors must certify their understanding of, and intent to comply with, this Policy. Please sign the certification attached hereto as Attachment 1.

Last Updated: June 5, 2024

ATTACHMENT 1

CERTIFICATIONS

I certify that:

1. I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2. Since the date this Policy became effective, or such shorter period of time that I have been a director, officer or other employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Date:

Print Name: